Filed Pursuant To Rule 424(b)(5)
Registration No. 333-216480

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock	6,401,340 shares	—	—

(1)	EastGroup Properties, Inc. (the “Registrant”) previously registered 7,771,797 shares of common stock pursuant to a prospectus supplement to the base prospectus contained in an automatic shelf registration statement on Form S-3 (No. 333-216480) filed with the SEC on March 6, 2017 (the “original prospectus supplement”). The Registrant previously sold an aggregate of 1,370,457 shares of common stock pursuant to the original prospectus supplement, which is being superseded and replaced by this filing. The Registrant may offer and sell an additional 6,401,340 shares of common stock pursuant to this prospectus supplement. The registration fee previously paid with respect to such unsold securities will continue to be applied to such unsold securities, and, as a result, no additional fee is paid hereby with respect to the securities offered hereunder.

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 6, 2017)

Up to 6,401,340 Shares

EastGroup Properties, Inc.

Common Stock

We have entered into separate sales agency financing agreements with each of Robert W. Baird & Co. Incorporated, BNY Mellon Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BTIG, LLC, Jefferies LLC, Raymond James & Associates, Inc. and Wells Fargo Securities, LLC to sell up to 10,000,000 shares of our common stock from time to time through the sales agents, of which 6,401,340 shares remain unsold as of the date of this prospectus supplement. This prospectus supplement covers the offer and sale of the 6,401,340 unsold shares and supersedes and replaces our prospectus supplement dated March 6, 2017.

The common stock will be offered at market prices prevailing at the time of sale. We will pay each sales agent a commission not to exceed 2.0% of the sales price of all shares of common stock sold through it as our agent.

Our common stock is listed on the New York Stock Exchange under the symbol “EGP.” The last reported sales price of our common stock on February 14, 2018 was $80.39 per share.

Investing in our common stock involves risks. Before investing in our common stock, you should carefully read the discussion of material risks of investing in our common stock on page 1 of the accompanying prospectus under the heading “Risk Factors,” as well as the risk factors discussed in the documents we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, and which we incorporate into this prospectus by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Baird	BNY Mellon Capital Markets, LLC	BofA Merrill Lynch	BTIG	Jefferies	Raymond James	Wells Fargo Securities

The date of this prospectus supplement is February 15, 2018.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the sales agents have not, authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the sales agents are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering.

All references to “we,” “our” and “us” in this prospectus supplement means EastGroup Properties, Inc. and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term “you” refers to a prospective investor.

To the extent that any subject matter is addressed in both this prospectus supplement and the accompanying prospectus, the information contained in or incorporated by reference to this prospectus supplement updates or supersedes the information contained in the accompanying prospectus.

EASTGROUP PROPERTIES, INC.

We are an equity real estate investment trust (REIT) focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona, California and North Carolina. Our goal is to maximize shareholder value by being the leading provider of functional, flexible, and quality business distribution space for location sensitive tenants primarily in the 5,000 to 50,000 square foot range. Our strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply constrained submarkets. Substantially all of our revenue is generated from renting real estate.

We are a corporation organized under the laws of the State of Maryland. Our principal executive offices are located at 400 W. Parkway Place, Suite 100, Ridgeland, MS 39157, and our telephone number is (601) 354-3555. We also have a web site at www.eastgroup.net. The information found on, or otherwise accessible through, our web site is not incorporated into, and does not form a part of, this prospectus.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of our common stock under the sales agency financing agreements from this offering for general corporate purposes, including working capital and the payment of costs of acquisition or development of industrial properties. Net proceeds may be temporarily invested prior to use.

Certain affiliates of the Sales Agents are lenders under our unsecured revolving credit facility and unsecured term loan facility. To the extent that we use the net proceeds from this offering to repay amounts we have borrowed or may borrow or re-borrow in the future under either of these facilities, those lenders will receive their pro rata portion of any of the proceeds from this offering that we use to repay any such amounts.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

A summary of the material federal income tax considerations related to the ownership and disposition of our securities is set forth in our Current Report on Form 8-K, filed with the SEC on February 14, 2018 (as amended or supplemented from time to time), and incorporated by reference in this prospectus supplement. The summary is for general information only and does not constitute tax advice. It does not reflect every possible tax outcome or consequence that could result from owning our securities. In addition, it does not reflect state, local or non-U.S. tax consequences that may apply to you based on your particular circumstances and residence. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences that may result from your ownership of our securities.

PLAN OF DISTRIBUTION

We have entered into sales agency financing agreements, with Robert W. Baird & Co. Incorporated, BNY Mellon Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BTIG, LLC, Jefferies LLC, Raymond James & Associates, Inc. and Wells Fargo Securities, LLC, which we refer to individually as a sales agent and together as the sales agents, under which we may issue and sell up to 10,000,000 shares of our common stock from time to time through the sales agents, as our agent for the offer and sale of the shares. We previously sold an aggregate of 3,598,660 shares of common stock under the sales agency financing agreements, and we may offer and sell an additional 6,401,340 shares of common stock through the sales agents pursuant to this prospectus supplement. The sales, if any, of the common stock under the sales agency financing agreements will be made in “at the market” offerings as defined in Rule 415 of the Securities Act of 1933, including sales made directly on the New York Stock Exchange, the existing trading market for our common stock, or sales made to or through a market maker or through an electronic communications network. In addition, our common stock may be offered and sold by such other methods, including privately negotiated transactions, as we and any sales agent agree to in writing.

The current business of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is being reorganized into two affiliated broker-dealers (i.e., MLPF&S and BofAML Securities, Inc.) in which BofAML Securities, Inc. will be the new legal entity for the institutional services that are now provided by MLPF&S. MLPF&S, a sales agent, will be assigning its rights and obligations as a sales agent under its sales agency financing agreement with us to BofAML Securities, Inc. on or after the date the institutional services are transferred.

From time to time during the term of the sales agency financing agreements, we may deliver an issuance notice to a sales agent specifying the length of the selling period (not to exceed 20 trading days), the amount of common stock to be sold (not to exceed 500,000 shares during any selling period without the sales agent’s prior written consent) and the minimum price below which sales may not be made. Upon receipt of an issuance notice from us, and subject to the terms and conditions of the sales agency financing agreement, each sales agent has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares on such terms. We or the sales agent may suspend the offering of our common stock at any time upon proper notice to the other, upon which the selling period will immediately terminate. Settlement for sales of our common stock will occur on the second trading day following the date on which any sales were made, unless we agree otherwise with the relevant sales agent. The obligation of the sales agent under the applicable sales agency financing agreement to sell shares pursuant to any issuance notice is subject to a number of conditions, which the sales agent reserves the right to waive in its sole discretion.

We will pay the sales agents a commission not to exceed 2% of the sales price of all shares sold through it as agent under the sales agency financing agreement. We have also agreed to reimburse the sales agents for their reasonable documented out-of-pocket expenses, including fees and expenses of counsel (initial amount not to exceed $40,000 and continuing due diligence in an amount not to exceed $10,000 per fiscal quarter), in connection with the sales agency financing agreements.

We will deliver to the New York Stock Exchange copies of this prospectus supplement pursuant to the rules of the exchange. We will report at least quarterly the number of shares of our common stock sold through the sales agents in at-the-market offerings, the net proceeds to us and the compensation paid by us to the sales agents in connection with such sales of our common stock.

Sales of our common stock as contemplated by this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and the sales agents may agree upon.

In connection with the sale of our common stock hereunder, the sales agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and the compensation paid to the sales agents may be deemed to be underwriting commissions or discounts. We have agreed to indemnify the sales agents against certain civil liabilities, including liabilities under the Securities Act of 1933.

The offering of our common stock pursuant to the sales agency financing agreement will terminate upon the earlier of (1) the sale of the 10,000,000 shares of our common stock subject to the sales agency financing agreements, and (2) termination of each sales agency financing agreement by either the sales agent or us. Each sales agency financing agreement may be terminated by the sales agent or us at any time upon 10 days notice, and by the applicable sales agent in certain circumstances, including certain bankruptcy events relating to us or any material subsidiary, our failure to maintain a listing of our common stock on the New York Stock Exchange or the occurrence of a material adverse effect in our company.

We have agreed not to directly or indirectly sell, offer to sell, contract to sell, grant any option to sell or otherwise dispose of, our common stock or securities convertible into or exchangeable for our common stock, warrants or any rights to purchase or acquire our common stock for a period beginning on the first trading day prior to the delivery of any issuance notice to a sales agent and ending on the first trading day following the settlement date for our common stock sold pursuant to the applicable issuance notice, without the prior written consent of the sales agent. This consent may be given at any time without public notice. The restriction described in this paragraph does not apply to sales of:

•	common stock we offer or sell pursuant to the sales agency financing agreements;

•	our common stock that we issue as consideration in connection with acquisitions of businesses, assets or securities of other persons;

•	our common stock that we issue upon conversion of convertible securities, or the exercise of warrants, options or other rights; or

•	our common stock or options to purchase common stock that we issue, in either case, pursuant to any employee or director stock option, incentive or benefit plan, any stock purchase or ownership plan or dividend reinvestment plan.

In the ordinary course of business, each sales agent and/or its affiliates have provided, and may in the future provide, investment banking, commercial banking, corporate trust services and other services for us from time to time for which they have received, and will in the future receive, customary fees and reimbursement of expenses.

EXPERTS

The consolidated financial statements and schedules of EastGroup Properties, Inc., as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of the securities offered hereby will be passed upon for us by Bond, Schoeneck & King, PLLC, Buffalo, New York who may rely upon an opinion of DLA Piper LLP (US), Baltimore, Maryland as to certain Maryland law matters. Alston & Bird LLP, Atlanta, Georgia will pass upon certain legal matters in connection with this offering for the sales agents.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information contained in documents that we file with them. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the completion of this offering:

•	our annual report on Form 10-K for the year ended December 31, 2017;

•	our current reports on Form 8-K filed February 14, 2018; and

•	the description of our common stock contained in our registration statement on Form 8-B, filed on June 5, 1997, and all amendments and reports updating that description.

You may request a free copy of these filings (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:

EastGroup Properties, Inc.

Attention: Chief Financial Officer

400 W. Parkway Place, Suite 100

Ridgeland, MS 39157

(601) 354-3555

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

WARRANTS

From time to time, we or one or more selling securityholders to be identified in the future, may offer to sell common stock, preferred stock, preferred stock represented by depositary shares and warrants to purchase preferred stock or common stock covered by this prospectus independently, or together in any combination that may include other securities set forth in an accompanying prospectus supplement. Our common stock is listed on the New York Stock Exchange under the symbol “EGP.” This prospectus provides you with a general description of the securities we or the selling securityholders may offer.

Each time securities are sold using this prospectus, we or the selling securityholder will provide a supplement to this prospectus or possibly other offering material containing specific information about the offering. The supplement or other offering material may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. You should read this prospectus and any supplement and/or other offering material carefully before you invest.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Investment in any securities offered by this prospectus involves risk. See “Risk Factors” on page 1 of this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March 6, 2017.

You should rely only on the information contained in or incorporated by reference into this prospectus and any related prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the related prospectus supplement and the documents incorporated by reference herein is accurate only as of its respective date or dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. Before acquiring any securities offered pursuant to this prospectus, you should carefully consider the risk factors described in our periodic reports filed with the Securities and Exchange Commission, or SEC, which are incorporated by reference in this prospectus, including the risks factors described under the caption “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and as described in our other filings with the SEC. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. Please also refer to the section below entitled “Forward-Looking Information” for additional risks and uncertainties. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks or uncertainties described in our periodic reports filed with the SEC or any such additional risks and uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of the securities being offered by this prospectus and any applicable prospectus supplement could decline, and you might lose all or part of your investment. You should consider these risk factors before acquiring any of such securities and when you read forward-looking statements contained elsewhere or incorporated by reference in this prospectus.

FORWARD-LOOKING INFORMATION

This prospectus, the prospectus supplement, the documents incorporated by reference in this prospectus and other written reports and oral statements made from time to time by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include statements with respect to our financial condition, results of operations and business and on the possible impact of this offering on our financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions as they relate to us or our management, are intended to identify forward-looking statements.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.

Forward-looking statements are inherently subject to known and unknown risks and uncertainties, many of which the Company cannot predict, including, without limitation:

•	changes in general economic conditions;

•	the extent of customer defaults or of any early lease terminations;

•	the Company’s ability to lease or re-lease space at current or anticipated rents;

•	the availability of financing;

•	changes in the supply of and demand for industrial/warehouse properties;

•	increases in interest rate levels;

•	increases in operating costs;

•	the ability of the Company to continue to satisfy complex rules to qualify as a real estate investment trust (REIT) for federal income tax purposes;

•	natural disasters, terrorism, riots and acts of war, and the Company’s ability to obtain adequate insurance;

•	changes in governmental regulation, tax rates and similar matters;

•	other risks associated with the development and acquisition of properties, including risks that development projects may not be completed on schedule, development or operating costs may be greater than anticipated or acquisitions may not close as scheduled; and

•	other risks detailed from time to time in the reports filed with the SEC by us.

Except for ongoing obligations to disclose material information as required by the federal securities laws, we do not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this prospectus or to reflect the occurrence of unanticipated events.

ABOUT EASTGROUP PROPERTIES, INC.

We are an equity REIT focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona, California and North Carolina. Our goal is to maximize shareholder value by being the leading provider of functional, flexible, and quality business distribution space for location sensitive tenants primarily in the 5,000 to 50,000 square foot range. Our strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply constrained submarkets. Substantially all of our revenue is generated from renting real estate.

We are a corporation organized under the laws of the State of Maryland. Our principal executive offices are located at 190 East Capitol Street, Suite 400, Jackson, MS 39201-2195, and our telephone number is (601) 354-3555. We also have a web site at www.eastgroup.net. The information found on, or otherwise accessible through, our web site is not incorporated into, and does not form a part of, this prospectus.

Additional information regarding EastGroup, including our audited financial statements, is contained in the documents incorporated by reference in this prospectus. Please also refer to the section below entitled “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to combined fixed charges and preferred stock dividends for the periods shown:

Year Ended	Ratio
December 31, 2016	3.22x
December 31, 2015	2.07x
December 31, 2014	2.07x
December 31, 2013	1.67x
December 31, 2012	1.53x

For purposes of calculating these ratios, earnings represent income from continuing operations before adjustments for non-controlling interest in consolidated subsidiary and income from equity investee, plus fixed charges, plus distributed income of equity investee, minus capitalized interest, minus preferred stock dividends. Fixed charges represent interest expense and preferred stock dividends from our consolidated statements of operations plus capitalized interest, amortization of mortgage premiums and an estimated interest component of rental expense. The ratios are based solely on historical financial information and no pro forma adjustments have been made thereto.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sales of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include, without limitation, the repayment of debt and the development and acquisition of additional properties.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

DESCRIPTION OF CAPITAL STOCK

The following description is only a summary of certain terms and provisions of our capital stock. You should refer to our charter and bylaws for the complete provisions thereof.

The total number of shares of capital stock of all classes that we are authorized to issue is 100,000,000. Our charter authorizes the issuance of 70,000,000 shares of common stock, par value $.0001 per share and 30,000,000 shares of Excess Stock, par value $.0001 per share. As of March 1, 2017, 33,295,395 shares of common stock and no shares of Excess Stock were issued and outstanding. Our common stock is currently listed on the New York Stock Exchange under the symbols “EGP”.

Our Board of Directors is authorized by the charter to classify and reclassify any of our unissued shares of capital stock, by, among other alternatives, setting, altering or eliminating the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, limitations as to dividends and any other restrictions on, our capital stock. The power of the Board of Directors to classify and reclassify any of the shares of capital stock includes the authority to classify or reclassify such shares into a class or classes of preferred stock or other stock.

Pursuant to the provisions of our charter, if a transfer of stock occurs such that any person would own, beneficially or constructively (applying the applicable attribution rules of the Code), more than 9.8% (in value or in number, whichever is more restrictive) of our outstanding equity stock (excluding shares of Excess Stock), then the amount in excess of the 9.8% limit will automatically be converted into shares of Excess Stock, any such transfer will be void from the beginning, and we will have the right to redeem such stock. These restrictions also apply to any transfer of stock that would result in our being “closely held” within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT for federal income tax purposes. Upon any transfer that results in Excess Stock, such Excess Stock shall be held in trust for the exclusive benefit of one or more charitable beneficiaries designated by us. Upon the satisfaction of certain conditions, the person who would have been the recordholder of the equity stock if the transfer had not resulted in Excess Stock may designate a beneficiary of an interest in the trust. Upon such transfer of an interest in the trust, the corresponding shares of Excess Stock in the trust shall be automatically exchanged for an equal number of shares of equity stock of the same class as such stock had been prior to it becoming Excess Stock and shall be transferred of record to the designated beneficiary. Excess Stock has no voting rights, except as required by law, and any vote cast by a purported transferee in respect of shares of Excess Stock prior to the discovery that shares of equity stock had been converted into Excess Stock shall be void from the beginning. Excess Stock shall not be entitled to dividends. Any dividend paid prior to our discovery that equity stock has been converted into Excess Stock shall be repaid to us upon demand. In the event of our liquidation, each holder of Excess Stock shall be entitled to receive that portion of our assets that would have been distributed to the holder of equity stock in respect of which such Excess Stock was issued. The trustee of the trust holding Excess Stock shall distribute such assets to the beneficiaries of such trust. These restrictions will not prevent the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which shares of our capital stock are traded. Notwithstanding the prior sentence, certain transactions may be settled by providing shares of Excess Stock.

Our Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors and upon at least 15 days written notice from a transferee prior to a proposed transfer that, if consummated, would result in the intended transferee “beneficially owning” (as defined in our charter, and determined after the application of the applicable attribution rules of the Code) equity stock in excess of the 9.8% ownership limit and the satisfaction of such other conditions as the Board may direct, may in its sole and absolute discretion exempt a person from the 9.8% ownership limit. Additionally, our Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to our Board, may in its sole and absolute discretion exempt a person from the limitation on a person “constructively owning” (as defined in our charter, and determined after the application of the applicable attribution rules of the Code) equity stock in excess of the 9.8% ownership limit if (i) such person does not and represents that it will not directly or “constructively own” (after the application of the applicable attribution rules of the Code) more than a 9.8% interest in a tenant of ours; (ii) we obtain such representations and undertakings as are reasonably necessary to ascertain this fact; and (iii) such person agrees that any violation or attempted violation of such representations, undertakings and agreements will result in such equity stock in excess of the ownership limit being converted into and exchanged for Excess Stock. Our Board of Directors may from time to time increase or decrease the 9.8% limit, provided that the 9.8% limit may be increased only if five individuals could not “beneficially own” or “constructively own” (applying the applicable attribution rules of the Internal Revenue Code) more than 50.0% in value of the shares of equity stock then outstanding.

DESCRIPTION OF COMMON STOCK

Distributions. Subject to the preferential rights of any shares of preferred stock currently outstanding or subsequently classified and to the provisions of our charter regarding restrictions on transfer and ownership of shares of common stock, a holder of our common stock is entitled to receive distributions, if, as and when authorized and declared by our Board of Directors, out of our assets that we may legally use for distributions to stockholders and to share ratably in our assets that we may legally distribute to our stockholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities. We currently pay regular quarterly distributions on our common stock.

Relationship to Preferred Stock and Other Shares of Common Stock. The rights of a holder of shares of common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock that may be issued in the future. Our Board of Directors may cause preferred stock to be issued to obtain additional capital, in connection with acquisitions, to our officers, directors and employees pursuant to benefit plans or otherwise and for other corporate purposes.

A holder of our common stock has no preferences, conversion rights, sinking fund, redemption rights, appraisal rights or preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding restrictions on ownership and transfer, all shares of common stock have equal distribution, liquidation, voting and other rights.

Voting Rights. Subject to the provisions of our charter regarding restrictions on transfer and ownership of shares of common stock, a holder of common stock has one vote per share on all matters submitted to a vote of stockholders, including the election of directors.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that such actions need to be approved by a majority of the votes entitled to be cast on the matter. However, any merger, consolidation, share exchange, recapitalization, dissolution, sale of all or substantially all of our assets or any amendment to the provisions of our charter regarding the Board of Directors, indemnification of our directors and officers or amendment of the charter must be approved by at least two-thirds of our Board of Directors. Additionally, no amendment to our charter may be made that would, (i) in the determination of our Board of Directors, cause us not to qualify as a REIT, (ii) amend the provisions of our charter regarding removal of directors, (iii) amend our Bylaws, (iv) amend the provisions of our charter regarding the indemnification of directors and officers, (v) amend our charter, or (vi) impose cumulative voting in the election of directors, in each case, unless approved by the holders of not less than 80% of the votes entitled to be cast on the matter.

There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding shares of common stock voting can elect all of the directors then standing for election and the holders of the remaining shares of common stock, if any, will not be able to elect any directors, except as otherwise provided for any series of our preferred stock.

Stockholder Liability. Under Maryland law applicable to Maryland corporations, holders of common stock will not be liable as stockholders for our obligations solely as a result of their status as stockholders.

Transfer Agent. The registrar and transfer agent for shares of our common stock is Wells Fargo Shareowner Services.

DESCRIPTION OF PREFERRED STOCK

General. Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of our stock into other classes or series of stock, including classes or series of preferred stock. Shares of preferred stock may be issued from time to time, in one or more series, as authorized by our Board of Directors. Before issuance of shares of each series, the Board of Directors is required to fix for each such series, subject to the provisions of Maryland law and our charter, the powers, designations, preferences and relative, participating, optional or other special rights of such series and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other matters as may be fixed by resolution of the Board of Directors or a duly authorized committee thereof. The Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority of, shares of common stock might believe to be in their best interests, or in which holders of some, or a majority of, shares of common stock might receive a premium for their shares of common stock over the then market price of such shares. The shares of preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

The prospectus supplement relating to any shares of preferred stock offered thereby will contain the specific terms, including:

(i)	The title and stated value of such shares of preferred stock;

(ii)	The number of such shares of preferred stock offered, the liquidation preference per share and the offering price of such shares of preferred stock;

(iii)	The voting rights of such shares of preferred stock;

(iv)	The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such shares of preferred stock;

(v)	The date from which dividends on such shares of preferred stock will accumulate, if applicable;

(vi)	The procedures for any auction or remarketing, if any, for such shares of preferred stock;

(vii)	The provision for a sinking fund, if any, for such shares of preferred stock;

(viii)	The provisions for redemption, if applicable, of such shares of preferred stock;

(ix)	Any listing of the shares of preferred stock on any securities exchange;

(x)	The terms and conditions, if applicable, upon which the shares of preferred stock will be convertible into shares of our common stock, including the conversion price (or manner of calculation thereof);

(xi)	A discussion of federal income tax considerations applicable to such shares of preferred stock;

(xii)	The relative ranking and preferences of such shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

(xiii)	Any limitations on issuance of any series of shares of preferred stock ranking senior to or on a parity with such series of shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

(xiv)	Any limitations on direct or beneficial ownership and restrictions on transfer of such shares of preferred stock, in each case as may be appropriate to preserve our status as a REIT; and

(xv)	Any other specific terms, preferences, rights, limitations or restrictions of such shares of preferred stock.

The registrar and transfer agent for the shares of preferred stock will be set forth in the applicable prospectus supplement.

The description of the provisions of the shares of preferred stock set forth in this prospectus and in the related prospectus supplement is only a summary, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the definitive Articles Supplementary to our Charter relating to such series of shares of preferred stock. You should read these documents carefully to fully understand the terms of the shares of preferred stock. In connection with any offering of shares of preferred stock, Articles Supplementary will be filed with the Securities and Exchange Commission as an exhibit or incorporated by reference in the Registration Statement.

DESCRIPTION OF DEPOSITARY SHARES

This section outlines some of the provisions of the deposit agreement to govern any depositary shares, the depositary shares themselves and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares related to any particular series of preferred stock. The specific terms of any series of depositary shares will be described in the applicable prospectus supplement. If so described in the prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

Interest in a Fractional Share, or Multiple Shares, of Preferred Stock. We may, at our option, elect to offer depositary shares, each of which would represent an interest in a fractional share, or multiple shares, of our preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue to the public depositary shares, each of which will represent an interest in a fractional share, or multiple shares, of preferred stock as described in the prospectus supplement.

Deposit Agreement. The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to those shares of preferred stock. The prospectus supplement relating to a series of depositary shares will specify the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion of its interest in a fractional share or multiple shares, of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement. We will distribute depositary receipts to those persons purchasing such depositary shares in accordance with the terms of the offering made by the related prospectus supplement.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record depositary shareholder based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the relevant series of preferred stock will be made available to depositary shareholders.

The amount distributed in all of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes and governmental charges.

Withdrawal of Stock. Upon surrender of depositary receipts at the office of the depositary and upon payment of the charges provided in the deposit agreement and subject to the terms thereof, a holder of depositary receipts is entitled to have the depositary deliver to such holder the applicable number of shares of preferred stock underlying the depositary shares evidenced by the surrendered depositary receipts. There may be no market, however, for the underlying preferred stock and once the underlying preferred stock is withdrawn from the depositary, it may not be redeposited.

Redemption and Liquidation. The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the applicable prospectus supplement.

Voting. Upon receiving notice of any meeting at which preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary shareholders relating to that series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder’s depositary shares. The depositary will vote the shares of preferred stock underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that preferred stock, it will abstain from voting those shares of preferred stock, unless otherwise discussed in the prospectus supplement.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Miscellaneous. Each depositary will forward to the relevant depositary shareholders all our reports and communications that we are required to furnish to preferred stockholders of any series.

The deposit agreement will contain provisions relating to adjustments in the fraction of a share of preferred stock represented by a depositary share in the event of a change in par value, split-up, combination or other reclassification of the preferred stock or upon any recapitalization, merger or sale of substantially all of our assets.

Neither the depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement, or subject to any liability under the deposit agreement to holders of depositary receipts other than for the relevant party’s gross negligence or willful misconduct. The obligations of the Company and each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS

We have no outstanding warrants to purchase shares of our common stock or preferred stock. We may issue warrants for the purchase of shares of preferred stock or shares of common stock. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following: (1) the title of such warrants; (2) the aggregate number of such warrants; (3) the price or prices at which such warrants will be issued; (4) the designation, terms and number of shares of our preferred stock or common stock purchasable upon exercise of such warrants; (5) the designation and terms of the offered securities, if any, with which such warrants are issued and the number of such warrants issued with each such offered security; (6) the date, if any, on and after which such warrants and the related preferred stock or common stock will be separately transferable, including any limitations on ownership and transfer of such warrants as may be appropriate to preserve our status as a REIT; (7) the price at which each share of preferred stock or common stock purchasable upon exercise of such warrants may be purchased; (8) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain federal income tax consequences; and (12) any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following paragraphs summarize certain material provisions of Maryland law applicable to Maryland corporations. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law, our charter, including any articles supplementary, and bylaws. You should read these documents carefully to fully understand the terms of Maryland law, our charter and our bylaws.

The Company is not Subject to the Maryland Business Combination Statute

The Company has elected not to be subject to the “business combination” provisions of the Maryland General Corporation Law, or the MGCL, (sections 3-601 through 3-604) and it cannot rescind such election and become subject to these business combination provisions without the approval of holders of a majority of its shares entitled to vote.

In the event that the Company decides to be subject to the business combinations provision, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns directly or indirectly ten percent or more of the voting power of the outstanding voting stock of the corporation; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the direct or indirect beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholders with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

As a result of the Company’s decision not to be subject to the business combinations statute, an interested stockholder would be able to effect a “business combination” without complying with the requirements discussed above, which may make it easier for stockholders who become interested stockholders to consummate a business combination involving the Company. However, the Company cannot assure you that any business combinations will be consummated or, if consummated, will result in a purchase of shares of capital stock from its stockholders at a premium.

The Company is not Subject to the Maryland Control Share Acquisition Statute

The Company has elected in its bylaws not to be subject to the “control share acquisition” provisions of the MGCL (sections 3-701 through 3-710). If it wants to be subject to these provisions, its bylaws would need to be amended. Such amendments would require the approval of the holders of a majority of the shares entitled to vote.

Maryland law provides that holders of control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are also employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation adopted at any time before the acquisition of the control shares.

Because the Company is not subject to these provisions, stockholders who acquire a substantial block of Company common stock do not need approval of the other stockholders before exercising full voting rights with respect to their shares on all matters. This may make it easier for any of these control share stockholders to effect a business combination with the Company. However, the Company cannot assure you that any business combinations will be consummated or, if consummated, will result in a purchase of shares of Company common stock from any stockholder at a premium.

Certain Elective Provisions of Maryland Law

Maryland law provides, among other things, that the board of directors has broad discretion in adopting stockholders’ rights plans and has the sole power to fix the record date, time and place for special meetings of the stockholders. Furthermore, Maryland corporations that:

•	have at least three directors who are not any of the following: (i) officers or employees of the entity; (ii) acquiring persons; (iii) directors, officers, affiliates or associates of an acquiring person; or (iv) individuals who were nominated or designated as directors by an acquiring person; and

•	have a class of equity securities that are subject to the reporting requirements of the Securities Exchange Act,

may elect in their charter or bylaws or by resolution of the board of directors to be subject to all or part of a special subtitle which provides that:

•	the corporation will have a staggered board of directors;

•	any director may be removed only for cause and by the vote of two-thirds of the votes entitled to be cast in the election of directors generally, even if a lesser proportion is provided in the charter or bylaws;

•	the number of directors may only be set by the board of directors, even if the procedure is contrary to the charter or bylaws;

•	vacancies resulting from an increase in size of the board of directors or the death, resignation or removal of a director may only be filled by the vote of the remaining directors, even if the procedure is contrary to the charter or bylaws; and

•	the secretary of the corporation may call a special meeting of stockholders only on the written request of the stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting, even if the procedure is contrary to the charter or bylaws.

To date, we have not made any of the elections described above, although, independent of these elections, our charter and bylaws contain provisions that special meetings of stockholders are required to be held upon the request of a majority of the stockholders, that directors may be removed only for cause and by the vote of two-thirds of the votes entitled to be cast.

Board of Directors

Our bylaws provide that the number of our directors may be established by the Board of Directors but may not be fewer than the minimum required by Maryland law nor more than 15. The stockholders may elect a successor to fill a vacancy on the Board of Directors which results from the removal of a director. A majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the Board of Directors which results from any cause except an increase in the number of directors, and a majority of the entire Board of Directors may fill a vacancy which results from an increase in the number of directors.

Our charter provides that a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the combined voting power of all shares of capital stock entitled to be cast in the election of directors voting together as a single class. This provision may preclude stockholders from removing incumbent directors, except for cause and by a substantial affirmative vote, and filling the vacancies created by the removal with their own nominees.

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board of Directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the Board of Directors or (iii) provided that the Board of Directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Power to Issue Additional Shares of Common Stock and Preferred Stock

Our charter authorizes our Board of Directors to issue stock of any class, whenever authorized. We believe that the power to issue additional shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of common stock or otherwise be in their best interest.

Consideration of “All Relevant Factors”

In addition, as permitted by the Maryland General Corporation Law, our charter includes a provision that requires our Board of Directors, in their evaluation of any potential business combination or any actual or proposed transaction that could result in a change of control, to consider all relevant factors, including, the economic effect on our stockholders, the social and economic effect on our employees, suppliers, customers and creditors and the communities in which we have offices or other operations.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

A summary of the material federal income tax considerations related to the ownership and disposition of our securities is set forth in our Current Report on Form 8-K, filed with the SEC on March 6, 2017 (as amended or supplemented from time to time), and incorporated by reference in this prospectus. The summary is for general information only and does not constitute tax advice. It does not reflect every possible tax outcome or consequence that could result from owning our securities. In addition, it does not reflect state, local or non-U.S. tax consequences that may apply to you based on your particular circumstances and residence. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences that may result from your ownership of our securities.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling securityholder:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including: (a) block transactions (which may involve crosses) and transactions on the New York Stock Exchange or any other organized market where the securities may be traded; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (d) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for securities; and (e) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in an offering, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire common stock, preferred stock, or warrants, as applicable, from us. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as “selling securityholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The selling securityholders may offer for sale all or some portion of the securities that they hold. To the extent that any of the selling securityholders are broker or dealers, they are deemed to be, under interpretations of the SEC, “underwriters” within the meaning of the Securities Act.

The applicable prospectus supplement will set forth the name of each of the selling securityholders and the number and classes of our securities beneficially owned by such selling securityholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling securityholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

LEGAL MATTERS

The legality of the securities offered hereby will be passed upon for us by Bond, Schoeneck & King, PLLC, Buffalo, New York.

EXPERTS

The consolidated financial statements and schedules of EastGroup Properties, Inc., as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or the SEC, a registration statement under the Securities Act with respect to the securities offered hereunder. As permitted by the SEC’s rules and regulations, this prospectus does not contain all of the information set forth in the registration statement. For further information regarding our company and our equity stock, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, we file annual, quarterly and special reports, proxy statements and other information with the SEC.

You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings, including the registration statement, are also available to you on the SEC’s web site (www.sec.gov). We also have a web site (www.eastgroup.net) through which you may access our SEC filings. In addition, you may view our SEC filings at the offices of the New York Stock Exchange, Inc., which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock is listed and traded on the NYSE under the symbol “EGP.”

The information found on, or otherwise accessible through, our web site is not incorporated into, and does not form a part of, this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information contained in documents that we file with them. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the completion of this offering:

•	our annual report on Form 10-K for the year ended December 31, 2016;

•	our current reports on Form 8-K filed February 21, 2017, March 3, 2017 and March 6, 2017; and

•	the description of our common stock contained in our registration statement on Form 8-B, filed on June 5, 1997, and all amendments and reports updating that description.

You may request a free copy of these filings (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:

EastGroup Properties, Inc.

Attention: Chief Financial Officer

190 East Capitol Street, Suite 400

Jackson, MS 39201-2195

(601) 354-3555